NASDAQ: SSFN Common Stock Offering April 2017 Issuer Free Writing Prospectus Dated April 3, 2017 Filed Pursuant to Rule 433 Registration Statement No. 333-216878

2 Safe Harbor This presentation has been prepared by Stewardship Financial Corporation (“SSFN” or the “Corporation”) solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of the Corporation and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of SSFN and the data set forth in this presentation and other information provided by or on behalf of the Corporation. This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of SSFN by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of the securities of SSFN or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Corporation after the date hereof. Certain of the information contained herein may be derived from information provided by industry sources. The Corporation believes that such information is accurate and that the sources from which it has been obtained are reliable. SSFN cannot guarantee the accuracy of such information, however, and has not independently verified such information. From time to time, SSFN may make forward-looking statements that reflect the Corporation’s views with respect to, among other things, future events and financial performance. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “estimates,” “targeted” or the negative version of those words or other comparable words are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Corporation’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Corporation’s control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although the Corporation believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the expected results expressed or implied by such forward-looking statements. Unless otherwise required by law, the Corporation also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this presentation. A detailed discussion of the factors that could cause actual results to differ from the anticipated results or other expectations is included in the Corporation’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2016. The Corporation has filed a registration statement and a prospectus which is preliminary and subject to completion, with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus and the other documents that the Corporation has filed with the SEC for more complete information about SSFN and the offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: Sandler O’Neill & Partners, L.P. at toll-free 1-866-805-4128.

3 Terms of Proposed Offering 1) Market data as of April 3, 2017. Market capitalization based on 6,132,774 shares outstanding Market Data¹ Issuer Offering Size Purchase Option Lock-up Use of Proceeds Sole Book-Running Manager Exchange / Symbol Stewardship Financial Corporation Offering Structure Dividend / Yield¹ $15 million 15% $0.12 annualized / 1.4% 90 days Support organic growth and other general corporate purposes Sandler O’Neill + Partners, L.P. $8.70 per share ($53.4 million market capitalization) Follow-on public equity offering (100% primary shares) NASDAQ: SSFN

4 Name Biography Paul Van Ostenbridge, 64 President & CEO Paul Van Ostenbridge has been a Director of Stewardship Financial Corporation since 1997 and has served as President and Chief Executive Officer of the Corporation since 1997. Mr. Van Ostenbridge has been a Director of Atlantic Stewardship Bank (the “Bank”) since 1985 and has served as its President and Chief Executive Officer since 1985. Claire Chadwick, 56 Executive VP & CFO Claire Chadwick joined Stewardship Financial Corporation in 2008 as Senior Vice President and Chief Financial Officer and currently serves as Executive Vice President and Chief Financial Officer. Prior to her appointment as Chief Financial Officer of the Corporation and Atlantic Stewardship Bank, Ms. Chadwick held various senior financial management positions with Penn Federal Savings Bank, who she was employed by from July 1994 through 2007. William Clement, 56 Executive VP & CLO William Clement joined Stewardship Financial Corporation in December 2015 as Senior Vice President and Chief Lending Officer and was promoted to Executive Vice President in February 2017. From February 2014 to December 2015, Mr. Clement was Senior Vice President and Director of C&I Lending for Kearny Bank. Mr. Clement worked for The Provident Bank as First Vice President / Team Leader from April 2005 to February 2014. Management Overview Source: Corporation Website, Bloomberg

5 Overview of Stewardship Financial Corporation • New Jersey bank holding company with one bank, Atlantic Stewardship Bank (the “Bank”), with commercial lending expertise in Bergen, Morris and Passaic counties • Commitment to core principles exemplified by its unique Tithing Program, or charitable giving, which differentiates the Corporation from its competitors in the communities that it services, helping to create the customer allegiances that drive the Bank’s performance • Exceptional credit quality • Strong and stable core deposit base (85% core deposits¹) 1) Core deposits defined as total deposits less time deposits greater than $100,000 2) Nonperforming assets include nonaccrual loans, real estate owned and repossessed assets (excludes performing restructured loans) Note: Market data as of April 3, 2017. Financial data as of December 31, 2016 Source: SNL Financial Corporate Highlights SSFN Branch (11) Loan Production Office (1) Company Overview Headquarters: Midland Park, NJ Branches: 11 Established: 1997 Subsidiary Bank Established: 1985 Financial Highlights Balance Sheet ($mm) Assets: $796 Net Loans: 596 Deposits: 659 TE / TA (%): 6.46 LTM Profitability (%) ROAA: 0.63 ROAE: 9.43 Net Interest Margin: 3.18 Efficiency Ratio: 75.7 Asset Quality (%) NPAs² / Assets: 0.13 NCOs / Avg. Loans: (0.08) Reserves / Loans: 1.31 Trading Ticker: SSFN Exchange: NASDAQ Market Cap ($mm): 53.4 Price / BV (%): 103.6 Price / LTM EPS (x): 11.2 52 Week Avg. Trading Volume: 5,200 52 Week High / Low ($): $10.20 / $5.51

6 Unique Mission • At the time of formation of the Bank in 1985, the Bank’s Board adopted, as a component of its mission statement, a tithing mission which was incorporated into the Bank’s By-Laws and later, at the time of the holding company restructuring, into the By-Laws of the Corporation • Tithing, from the word tithe meaning “one-tenth part,” is an Old Testament tenet advocating the practice of contributing to charity in an amount equal to 10% of one’s earnings • The Corporation’s tithing By-Law expressly provides that 10% of the pre-tax net profits of the Bank shall be donated to not-for-profit, educational, charitable, and/or evangelical religious recipients as determined by the Board. Since 1985, the Bank and SSFN have donated, in the aggregate, over $9 million • SSFN’s unique giving back mission has created a loyal Bank depositor base, in part from the reciprocal relationship engendered with tithe recipients • The tithing mission has also been a significant factor in attracting other customers to the Bank and shareholders to the Corporation. Because of the attraction of the mission, customers are more loyal to the Bank and, despite fluctuations in interest rates, remain faithful customers • Studies indicate that millennials are demonstrating increased social consciousness and want to engage with companies that are similarly minded which the Corporation believes supports the tithing mission and will be attractive to this generation • The Bank has been repeatedly honored for its tithing mission

7 Recent Developments • Since resolving credit issues arising from the financial crisis, SSFN has demonstrated strong growth in loan originations and is well-positioned to capitalize on its favorable market demographics • The recent adoption of scalable mobile and online banking service technologies, including Apple Pay compatibility and interactive teller machines (ITMs), enables SSFN to efficiently meet customer demands and foster customer loyalty • Current management and branch infrastructure allow growth without adding significantly to expense • New Morristown-based loan production office (“LPO”) is intended to facilitate further robust loan production in an attractive, expanding commercial market. The new LPO will represent the “branch of the future” using state of the art technology • SSFN’s Express Loan Approval process allows it to compete for small business loans by offering a simple, efficient process with quicker turnaround times while maintaining strict underwriting standards

8 Well-Positioned in Growth Markets 1) Projected changes from 2017 to 2022 Note: Deposit ranking data as of 6/30/2016 Source: SNL Financial, FDIC, Nielsen Passaic County Branches: 4 Median Household Income: $63,674 Projected HHI Growth¹: 7.28% Projected Population Growth¹: 1.88% Morris County Branches: 2 / LPO (opening June 2017): 1 Median Household Income: $105,146 Projected HHI Growth¹: 7.10% Projected Population Growth¹: 1.40% Bergen County Branches: 5 Median Household Income: $88,821 Projected HHI Growth1: 5.49% Projected Population Growth1: 3.03% Branches (11) LPO (1) Deposit Market City Share Rank Midland Park, NJ 1 Hawthorne, NJ 3 Pequannock, NJ 2 Waldwick, NJ 4 North Haledon, NJ 4 Montville, NJ 5

9 Attractive New Jersey Markets 1) U.S. Census Bureau, 2015 American Community Survey 1-Year Estimates 2) Bureau of Economic Analysis as of 2015 year-end, in current dollars 3) Bureau of Labor Statistics preliminary data as of January 2017, not seasonally adjusted 4) Bureau of Labor Statistics preliminary data as of February 2017, not seasonally adjusted Source: SNL Financial, Nielsen, U.S. Census Bureau, Bureau of Economic Analysis, Bureau of Labor Statistics, Fortune Demographics weighted by Corporation deposits per county 2017 Median HH Income ($000) Projected Median HH Income Growth (%) Projected Median Population Growth (%) $0 $15 $30 $45 $60 $75 $90 $105 $120 SSFN Bergen Passaic Morris NJ National 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 6.0% 7.0% 8.0% 9.0% SSFN Bergen Passaic Morris NJ National 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 4.0% SSFN Bergen Passaic Morris NJ National New York-Newark-Jersey City, NY-NJ-PA MSA New Jersey Households¹ 7,125,065 3,187,963 GDP ($ bn)² $1,603 $568 National Rank 1 8 Unemployment Rate: 4.6%³ 4.9%⁴ Fortune 500 Companies Heaquartered in New Jersey (19):

10 $207 $197 $184 $157 $154 30.0% 29.2% 26.5% 21.8% 19.4% 0% 5% 10% 15% 20% 25% 30% 35% 40% $0 $50 $100 $150 $200 $250 2012 2013 2014 2015 2016 $440 $434 $477 $526 $604 74.6% 75.2% 85.8% 87.0% 91.6% 50% 55% 60% 65% 70% 75% 80% 85% 90% 95% 10% $0 $100 $200 $300 $400 $500 $600 $700 2012 2013 2014 2015 2016 Gross Loans Held for Investment Loans / Deposits Growth Profile Total Assets ($mm) Gross Loans ($mm) Securities ($mm) • Robust loan growth has been accompanied by the sale of lower yielding securities, masking overall asset growth • Loan / Deposits improved to 91.6% at year end 2016 compared to 74.6% at year end 2012 • Continued reduction in securities as a percentage of assets to 19.4% as of December 31, 2016 $688 $674 $694 $718 $796 2012 2013 2014 2015 2016 Total Securities Securities / Assets

11 $13.5 $19.0 $21.8 $23.2 $23.9 2012 2013 2014 2015 2016 $0.03 $0.31 $0.40 $0.62 $0.78 2012 2013 2014 2015 2016 0.07% 0.36% 0.46% 0.60% 0.63% 2012 2013 2014 2015 2016 Profitability ROAA ROAE Net Interest Income After Provision Expense ($mm) EPS 0.89% 4.45% 5.45% 7.50% 9.43% 2012 2013 2014 2015 2016

12 Diligent Cost Management 80.2% 77.7% 79.1% 77.2% 78.7% 74.1% 77.5% 72.8% 2.92% 2.95% 2.89% 2.70% 2.71% 2.71% 2.63% 2.56% 2.30% 2.40% 2.50% 2.60% 2.70% 2.80% 2.90% 3.00% 70. 0% 72. 0% 74. 0% 76. 0% 78. 0% 80. 0% '15 Q1 '15 Q2 '15 Q3 '15 Q4 '16 Q1 '16 Q2 '16 Q3 '16 Q4 Efficiency Ratio Noninterest Expense / Average Assets • Management’s focus on cost management has resulted in improvement of efficiency ratio from 80.2% to 72.8% over the past eight quarters, combined with steady improvement in noninterest expense to average assets over the same time period • Consolidation of (i) three Wayne branches into two in 2014, (ii) the closure of a remote drive-up location in Ridgewood in 2015 and (iii) the consolidation of two Hawthorne branches into one in 2016, delivers annual occupancy expense savings with no material deposit run-off • Branch staffing comprised primarily of Universal Branch Specialists (UBSs) and part-time associates limits compensation expense • Early adoption of various banking technologies has improved efficiency without sacrificing the customer experience Historical Expense Management

13 Loan Composition Trends 20.3% 17.0% 15.9% 12.3% 13.6% 55.1% 58.3% 59.9% 63.5% 63.3% 2.1% 0.8% 0.9% 0.9% 2.5% 15.3% 17.9% 16.3% 15.8% 14.0% 7.2% 6.0% 5.9% 5.7% 5.0% 1.0% 1.8% 1.6% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 60.0% 70.0% 80.0% 90.0% 100.0% 2012 2013 2014 2015 2016 Commercial Commercial Real Estate Construction Residential Real Estate Consumer SBA Guaranteed Other (Dollars in thousands) 2012 2013 2014 2015 2016 Commercia l $89,414 $73,890 $75,852 $64,860 $82,065 Commercia l Real Estate 242,763 253,035 286,063 334,489 382,551 Construction 9,324 3,445 4,215 4,609 14,943 Res identia l Real Estate 67,200 77,540 77,836 82,955 84,321 Consumer 31,606 25,992 28,258 29,804 30,420 SBA Guaranteed 0 0 5,000 9,626 9,732 Other 116 107 96 134 51 Total Gross Loans $440,423 $434,009 $477,320 $526,477 $604,083

14 Continue to Grow Commercial Loans • Rigorous underwriting and approval processes • Appropriately staffed Credit Department and Loan Administration • Substantial pipeline of approved loans • Introduction of loan production office model • Attract and retain talent • Lending “sweet spot” = $3.0 million • Utilization of a credit scoring model to expedite the approval process for loans of $250,000 and under • Commercial loan growth has generated complete banking relationships, demonstrated by impressive growth in commercial depositors

15 4.32% 2.46% 1.03% 0.52% 0.17% 2012 2013 2014 2015 2016 Asset Quality Trends 1) Nonperforming assets include nonaccrual loans, real estate owned and repossessed assets (excludes performing restructured loans and loans past due 90 days and accruing interest) 2) NPLs exclude performing TDRs NPAs¹ / Loans + Oreo (%) NCOs / Average Loans (%) Reserves / Loans (%) Reserves / NPLs² (%) 2.44% 1.02% 0.06% (0.12%) (0.08%) 2012 2013 2014 2015 2016 2.42% 2.28% 2.01% 1.68 1.31% 2012 2013 2014 2015 2016 59.1% 97.0% 264.7% 468.8% 1,304.5% 2012 2013 2014 2015 2016

16 Commitment to Strong Credit Culture • Significantly improved asset quality metrics – NPAs / Assets + OREO of 4.32% at year-end 2012 has been reduced to 0.17% at year-end 2016 – Just three non-accrual loans as of December 31, 2016 (two consumer loans, one commercial loan) • Strong credit standards (i.e., LTV ratios, DSCRs, guarantors, etc.) – competitive but conservative loan structures – Loan-to-One Borrower Limit of $12 million • Loan approvals – approval matrix driven by credit exposure and risk profile of borrower / no single loan approval authority

17 Available-for-Sale Amortized Fair (Dollars in thousands) Cost Gain Loss Value U.S. Gov't-Sponsored Agencies 17,789$ 61$ 405$ 17,445$ States and Pol i tica l Subdivis ions 3,238 - 142 3,096 Mortgage-Backed Securi ties 52,785 150 889 52,046 Asset-backed Securi ties ¹ 8,392 - 125 8,267 Corporate Debt 14,504 50 517 14,037 Tota l Debt Securi ties 96,708 261 2,078 94,891 Other Equity Investments 3,886 - 194 3,692 Tota l 100,594$ 261$ 2,272$ 98,583$ Held-to-Maturity Amortized Fair (Dollars in thousands) Cost Gain Loss Value U.S. Treasury Securi ties 999$ -$ 4$ 995$ U.S. Gov't-Sponsored Agencies 19,162 28 865 18,325 States and Pol i tica l Subdivis ions 7,102 75 30 7,147 Mortgage-Backed Securi ties 25,067 163 167 25,063 Tota l 52,330$ 266$ 1,066$ 51,530$ States and Political Subdivisions 2.1% U.S. Gov't -Sponsored Agencies 11.6% Corporate Debt 9.4% Other Equity Investments 2.5% Asset -Backed Securities¹ 5.5% Held to Maturity 34.3% Mortgage -Backed Securities 34.7% Securities Portfolio 1) Collateralized by student loans Note: Financial data as of December 31, 2016 U.S. Treasury Securities 1.9% U.S. Gov't -Sponsored Agencies 35.6% States and Political Subdivisions 13.9% Mortgage -Backed Securities 48.6% Fair Value of Total Portfolio $150.1 million $51.5 million

18 • SSFN’s local deposit relationships provide low cost, core deposits in its surrounding markets – #1 deposit market share rank in Midland Park, NJ • Relationship and customer experience driven - community bank vs. big bank • 9% year-over-year deposit growth in 2016 • Competitive electronic and mobile banking service offerings 36.8% 13.8% 4.4% 1.3% 18.2% 25.7% Demand Accounts Savings Accounts IRA and Variable Rate Savings Brokered Certificates Money Market Certificates Noninterest-bearing Demand Stable, Low Cost Deposit Base 1) Core deposits defined as total deposits less jumbo time deposits Low Cost, Core Deposits Deposit Composition 83.9% 85.5% 86.4% 85.6% 85.3% 0.57% 0.40% 0.32% 0.36% 0.36% 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 50. 0% 60. 0% 70. 0% 80. 0% 90. 0% 10.0% 2012 2013 2014 2015 2016 $658.9 million Core Deposits¹ / Total Deposits (%) Cost of Deposits (%)

19 Capital Overview Both the Corporation and the Bank have consistently maintained regulatory capital ratios significantly above the federal “well capitalized” standards Bank Consolidated Tier 1 Leverage Tier 1 RBC Total RBC 12/31/2014 9.20% 12.69% 13.95% 12/31/2015 9.47% 12.41% 13.67% 12/31/2016 9.32% 11.13% 12.34% 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 12.00% 14.00% 16.00% Tier 1 Leverage Tier 1 RBC Total RBC 12/31/2014 9.45% 13.04% 14.30% 12/31/2015 7.67% 10.16% 14.34% 12/31/2016 7.65% 9.35% 13.10% 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 12.00% 14.00% 16.00% 5.00% 8.00% 10.00% 5.00% 8.00% 10.00%

20 SSFN Total Return Comparison Source: SNL Financial 53.3% 45.2% (10%) 0% 10% 20% 30% 40% 50% 60% 70% 80% 04/01/16 06/01/16 08/01/16 10/01/16 12/01/16 02/01/17 04/01/17 SSFN SNL U.S. Bank $500M-$1B 86.4% 69.0% (36%) (18%) 0% 18% 36% 54% 72 90 108 126 04/03/14 07/03/14 10/03/14 01/03/15 04/03/15 07/03/15 10/03/15 01/03/16 04/03/16 07/03/16 10/03/16 01/03/17 04/03/17 SSFN SNL U.S. Bank $500M-$1B1-Year Total Return (4/1/2016 – 4/3/2017) 3-Year Total Return (4/3/2014 – 4/3/2017)

21 Management 1 Market 2 Asset Quality 3 Consistent Profitability 4 Stable Core Deposit Base 5 • Tenured management team has developed strong local relationships in the community. Management team has an average of 16 years of experience with the Corporation and 41 years of combined service between the CEO and CFO • 20.82% Insider Ownership¹ • Contiguous branch network in three attractive Northern New Jersey markets, situated within 25 miles of Manhattan • Franchise median weighted-average HHI of $82,004 compared to $57,462 nationally² • SSFN has delivered 5 consecutive years of EPS growth, with ROAA and ROAE steadily improving since 2012 • Impressive loan growth enabling SSFN to shift its asset mix to higher yielding loans, while reducing dependence on securities • SSFN’s commitment to community, significant branch network and adoption of mobile banking product offerings has translated into a desirable deposit base • After successfully weathering financial crisis credit issues, management’s disciplined underwriting and credit focus has produced exceptional asset quality • Just three nonaccrual loans as of December 31, 2016 • NPAs³ / Assets were 0.13% at December 31, 2016 Investment Opportunity 1) As of April 3, 2017 2) Source: SNL Financial, Nielsen 3) Nonperforming assets include nonaccrual loans, real estate owned and repossessed assets (excludes performing restructured loans)